Exhibit 99.1

April 12, 2012

To Our Shareholders:

We were pleased to see that the improvement in the global lift truck market that began in Fiscal 2011 continued at a faster than expected pace throughout Fiscal 2012. Reversing the steep declines that began in the later part of Fiscal 2009, the global lift truck market has now returned to pre-recession levels. Although the global market has returned to pre-recession levels, there has been a significant shift on a regional basis. China has grown beyond its pre-recession highs, while Europe has not. The Chinese market is now the single largest national market in the world and represents the greatest long term potential for lift trucks and lift truck attachments.

Our financial results for Fiscal 2012 reflected this robust lift truck market. After adjusting for certain one-time items, we posted record operating and net income although sales were below the peak level of Fiscal 2008. During the recession one of our key objectives was to make sure that we were prepared to respond quickly and efficiently to a market rebound. I believe our results bear out the fact that our managers and employees met this objective admirably.

For quite some time our most important strategic objective has been to achieve sustainable profitability in our European operations. I am happy to report that this goal has been realized. Europe was profitable in all four quarters of Fiscal 2012. This was the result of some very difficult and significant restructuring initiatives during the recession and the unwavering commitment and dedication of our European employees. With that work now behind us, we are well positioned to better serve our customers and to profitably grow our business in the highly competitive European market.

As most of you probably know, the massive flood that struck Queensland, Australia in January, 2011 completely destroyed our Australian factory and offices. Through innovative and hard work by our Australian employees, and support from other Cascade facilities around the world, we were able to continue to serve our customers with only minor disruptions. Our factory and offices have now been completely restored and our Australian operations continue to operate at a profitable level.

As we look forward to the opportunities and challenges of the coming year and beyond, we are quite optimistic about the potential growth in the emerging markets. The lift truck markets in Brazil and Russia are now as large as all but one or two of the Western European national markets and the projections for future growth are quite substantial. Brazil in particular is projected to nearly double in size over the next five to seven years. While these markets do not yet have the high level of attachment utilization of North American and Western European markets, we believe the rates will increase significantly, adding to the potential represented by the overall growth of the lift truck market in general.

Until very recently, we have served both of these markets through distributors. In Brazil, we have just completed the acquisition of our long time distributor. This provides us with an experienced and established sales and service capability. We are currently drawing on North American production capacity to serve this market but will be adding local production capacity in the medium term.

In Russia we have established a Cascade-owned sales and service operation. We are currently sourcing product out of our European facilities, which we anticipate doing for the foreseeable future.

India has not yet reached the market size of Brazil or Russia but we are building our base to insure we are fully prepared to capture a significant portion of this market as it grows. Two years ago we established a wholly owned sales subsidiary. Since then we added local service capability and are currently in the process of adding light manufacturing capacity.

Although the lift truck market in China is certainly mature from the standpoint of size, it is still in the early stages of development from the standpoint of attachment utilization. As China continues its transition to a consumer driven economy, and as labor costs continue to rise at double digit levels, there will be growing demand for increased efficiency levels in materials handling and logistics. We believe this future demand will drive measurably higher attachment utilization rates. This clearly represents the greatest long term growth opportunity in Cascade’s current core businesses.

In closing, I wish to express my gratitude to all of our employees worldwide for their dedication to our customers’ needs and to our company. They are the reason we remain the leading global company in our industry and the foundation for a very bright long term future.

Sincerely,

Robert C. Warren

President and Chief Executive Officer